MERRILL LYNCH SERIES FUND, INC.

HIGH YIELD PORTFOLIO

SERIES # 7

FILE # 811-3091

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
07/25/00	Mandalay Bay 10.25% 08/01/07	$500,000.	$500,000,000.	Bank of America
11/17/00	Seagate Technology 12.50% 11/15/07	$500,000.	$210,000,000.	Chase
		$	$
		$	$